EXHIBITS

Item 10(a):

September 2003

CODE OF ETHICS

FOR COVERED OFFICERS OF THE ROYCE FUNDS

The Boards of Directors/Trustees of The Royce Fund, Royce Capital Fund, Royce Value Trust, Inc., Royce Micro-Cap Trust, Inc. and Royce Focus Trust, Inc. (each, a “Fund” and collectively, “The Royce Funds”) have adopted the following Code of Ethics (the “Code”) applicable to its President, Chief Financial Officer and Manager of Fund Accounting (“Covered Officers”) of The Royce Funds to ensure the continuing integrity of financial reporting and transactions. The names of the Covered Officers covered by the Code are listed on Schedule A hereto.

I.	Separate Code

This Code is the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002. The Funds’ and Royce & Associates, LLC’s (“R&A”), the investment adviser to The Royce Funds, code of ethics under Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”) are separate requirements applying to the Covered Officers and others, and are not part of this Code. In addition to this Code, the Investment Company Act, and the Investment Advisers Act of 1940 (the “Advisers Act”) and rules promulgated thereunder contain numerous specific provisions designed to protect the Funds from conflicts of interest and overreaching. Any conduct by Covered Officers required by specific Investment Company Act or Advisers Act provisions or the rules thereunder is presumed to be in compliance with this Code. Each Covered Officer is accountable for his or her adherence to this Code. Any violation of this Code by a Covered Officer may result in disciplinary action, including immediate dismissal.

II.	Requirements

All Covered Officers must:

1.	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.
Act responsibly in producing and produce, full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by each of the Funds;

3.	Comply with applicable governmental laws, rules and regulations;

4.
Promptly report suspected material violations of this Code, including violations of securities laws or other laws, rules and regulations applicable to a Fund, to R&A’s General Counsel and the Fund’s Audit Committee.

Each Covered Officer must act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law, and place the interests of The Royce Funds before the Covered Officer’s own personal interests.

Each Covered Officer is required to familiarize himself or herself with the disclosure requirements applicable to each of the Funds and must not knowingly misrepresent or fail to disclose, or cause others to misrepresent or fail to disclose, material facts about a Fund to others, including but not limited to officers of and counsel to The Royce Funds, and their respective independent directors, independent auditors and governmental regulators.

III.	Avoidance of Conflicts

The overarching principle of this Code is that the personal interests of a Covered Officer should not be placed improperly before the interests of The Royce Funds. As a result, each Covered Officer must: (i) handle any actual or apparent conflict of interest in an ethical manner, (ii) not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally (directly or indirectly) to the detriment of the Fund; (iii) not cause a Fund to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of such Fund; and (iv) not use for his or her personal benefit (directly or indirectly) any material non-public knowledge pertaining to a Fund.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between The Royce Funds and R&A, of which the Covered Officers are also officers and/or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for R&A, or for both), be involved in establishing policies and implementing decisions that will have different effects on R&A and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between each of The Royce Funds and R&A and is consistent with the performance by the Covered Officers of their duties as officers and/or employees of The Royce Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Advisers Act, such activities will be deemed to have been handled ethically.

The following conflict of interest situations must be disclosed by a Covered Officer to, and pre-approved in writing by, the General Counsel if material. Examples of these include:

	•	service as a director on the board of any public company;

•
any ownership interest in, or any consulting or employment relationship with, any of The Royce Funds’ service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; or

	•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by any Fund for effecting portfolio transactions.

IV.	Materiality

In the event a Covered Officer has any doubt as to (i) whether a suspected violation of this Code would be considered material, (ii) whether information relating to a Fund is of a material nature and therefore subject to public disclosure, (iii) whether non-public knowledge pertaining to a Fund is material in nature, or (iv) whether a particular conflict of interest is material, he or she should seek the advice of R&A’s General Counsel.

V.	Compliance and Annual Acknowledgment

Each Covered Officer is required: (i) upon receipt of the Code, to sign and submit to R&A’s General Counsel an acknowledgment stating that he or she has received, read and understands the Code; (ii) annually thereafter to submit a statement to R&A’s General Counsel confirming that he or she has received, read and understands the Code and has complied with the requirements of the Code; (iii) not to retaliate against any employee subordinate to the Covered Officer for reports of potential violations that are made in good faith; and (iv) to notify R&A’s General Counsel, as appropriate, if the Covered Officer observes any irregularities or violations of this Code.

VI.	Enforcement of the Code

The Royce Funds will adhere to the following procedures when investigating and enforcing this Code: (i) R&A’s General Counsel will take all appropriate action to investigate any potential violations reported to him or her; (ii) if R&A’s General Counsel determines that a violation has occurred, he or she will take all appropriate disciplinary or preventive action and inform the Fund’s Board of Directors/Trustees of his or her decision; (iii) all changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR or otherwise as required by SEC rules; and (iv) any waiver sought by the President of The Royce Funds will be considered by The Royce Funds’ Audit Committees prior to approval of the waiver.

VII.	Amendments

Except with respect to Schedule A hereto, which may be updated at any time, this Code may be amended only by the Board of Directors/Trustees of each Fund at a meeting of such Board duly called for that purpose.

VIII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and will be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel and R&A and its affiliated persons.

IX.	Internal Use

The Code is intended solely for internal use by The Royce Funds and does not constitute the admission, by or on behalf of any Fund, as to any fact, circumstances or legal conclusion.

Date: September 17, 2003

SCHEDULE A

Charles M. Royce

John D. Diederich

Mary Macchia